Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ  07922

Genta Incorporated Reports Second Quarter 2011 Financial Results and Recent Corporate Highlights

BERKELEY HEIGHTS, NJ – August 11, 2011 – Genta Incorporated (OTCBB: GNTA.OB) today reported results for the quarter and six months ended June 30, 2011.  Tesetaxel, the leading oral taxane in clinical development, is the Company’s primary research focus.  Recent activities related to tesetaxel in specific diseases include:

•	1st-line Breast Cancer: preliminary results at ASCO show > 60% major objective response rate. Updated efficacy/safety data due in December at San Antonio Breast Cancer Conference.
•	1st-line Gastric Cancer: patient recruitment to dose-ranging Phase 1-2 study initiated in East Asia.
•	2nd-line Gastric Cancer: ongoing U.S. confirmatory Phase 2b trial to open in East Asia during Q3 2011. Company intends submission of proposed Phase 3 trial for FDA “Special Protocol Assessment”.
•	1st-line Prostate Cancer: patient recruitment to Phase 2 study in castrate-resistant patients initiated at Memorial Sloan-Kettering Cancer Center.
•
Solid Tumor Dose-Ranging Studies:  Phase 1b combination with capecitabine (Xeloda®; Hofmann LaRoche, Inc) and food-effect study completed during H1 2011.  Initial Genta-sponsored study in Japanese subjects opened in Osaka.

Financial Results

For the second quarter of 2011, the Company reported a net loss of $(11.6) million, or net loss per basic and diluted share of $(0.08) per share, compared with net income of $25.4 million, or $183.10 net income per basic share and $21.17 net income per diluted share, for the second quarter of 2010.  For the six months ended June 30, 2011, the Company reported a net loss of $(11.1) million, or $(0.13) net loss per basic and diluted share, compared with a net loss of $(141.2) million, or $(1,542.08) net loss per basic and diluted share, for the six months ended June 30, 2010. All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-100 reverse stock split that became effective in August 2010 and a 1-for-50 reverse stock split that became effective in February 2011.

At June 30, 2011, Genta had cash and cash equivalents totaling $5.2 million, compared with $12.8 million at December 31, 2010. Net cash used in operating activities during the first six months of 2011 was $7.3 million, or approximately $1.2 million per month.  We project that our average net monthly cash outflow will be approximately $1.4 million during 2011. As of August 11, 2011, the Company has approximately 224 million outstanding shares of common stock.

The accounting results reported today reflect a number of considerations, some of which are reflected below, and all of which will be reported in the Company’s Report on Form 10-Q.  In December 2010, the Company issued December 2010 Warrants, which have similar terms to the March 2010 Warrants.  Both the March 2010 Warrants and the December 2010 Warrants have anti-dilution protection; warrants with anti-dilution protection are accounted for as liabilities and marked to market over their lives.  On June 30, 2011, the March 2010 Warrants and December 2010 Warrants were re-measured, resulting in income for the three months ended June 30, 2011 of $3.9 million.

When the March 2010 Notes were issued, there were insufficient authorized shares of common stock to permit conversion of all of the March 2010 Notes.  When there are insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for notes should be classified as a liability and measured at fair value on the balance sheet.  Accordingly, a fair value of the conversion feature of the March 2010 Notes was recorded and marked to market until there were sufficient authorized shares.  Similarly, in March 2010, April 2010, and May 2010 in connection with the issuance of $2.1 million in March 2010 Notes, the convertible features of the notes were recorded as liabilities and were marked to market.   On June 30, 2010, based on the revised fair-market valuation of the conversion feature liabilities, income was recorded during the second quarter of 2010 of $26.9 million.  The Debt Warrants that were issued in March 2010 and the March 2010 Warrants were also treated as liabilities, due to the insufficient number of authorized shares of common stock at the time that they were issued.  The Debt Warrants and the March 2010 Warrants were re-measured at June 30, 2010, resulting in income for the three months ended June 30, 2010 of $14.2 million.

On June 30, 2011, the March 2010 Warrants and December 2010 Warrants were re-measured, resulting in income for the six months ended June 30, 2011 of $16.6 million. On June 30, 2010, the revised fair-market valuation of the conversion feature liabilities related to the March 2010 transactions resulted in net expense for the six months ended June 30, 2010 of $70.4 million. Similarly, the Debt Warrants and the March 2010 Warrants were re-measured, resulting in an expense of $42.3 million for the six months ended June 30, 2010.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast to discuss the financial and corporate results today at 8:00 am ET.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http//:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (855) 859-2056 (U.S. and Canada) and (404) 537-3406 (International); conference ID number is: 83518811.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Product sales - net	$54	$76	$107	$110
Cost of goods sold	1	15	7	27
Gross margin	53	61	100	83

Operating expenses:
Research and development	5,109	2,417	7,457	4,860
Selling, general and administrative	1,726	1,833	3,355	5,606
Total operating expenses	6,835	4,250	10,812	10,466

Amortization of deferred financing costs and debt discount	(7,825)	(10,513)	(15,206)	(16,605)
Fair value - conversion feature liability	-	26,859	-	(70,438)
Fair value - warrant liability	3,913	14,225	16,594	(42,301)
All other expense, net	(890)	(939)	(1,747)	(1,448)
Net income/(loss)	$(11,584)	$25,443	$(11,071)	$(141,175)

Net income/(loss) per basic share	$(0.08)	$183.10	$(0.13)	$(1,542.08)
Net income/(loss) per diluted share	$(0.08)	$21.17	$(0.13)	$(1,542.08)

Shares used in computing net income/(loss) per basic share	149,856	139	83,497	92
Shares used in computing net income/(loss) per diluted share	149,856	1,246	83,497	92

Selected Condensed Consolidated Balance Sheet Data

	June 30
	2011	December 31
	Unaudited	2010
Cash and cash equivalents	$5,158	$12,835
Working capital (deficiency)	(5,425)	7,522
Total assets	6,448	15,549
Total stockholders' deficit	(12,658)	(11,295)